Exhibit 99.1

Earthstone Energy, Inc. Announces Increase in Borrowing Base

The Woodlands, Texas, December 4, 2017 – Earthstone Energy, Inc. (NYSE: ESTE) (“Earthstone” or the “Company”), today announced that the borrowing base under its senior secured revolving credit facility (“Credit Facility”) has been increased from $150 million to $185 million in connection with its regularly scheduled fall redetermination. The Company also entered into an amendment to its Credit Facility which provides for increased flexibility. The $185 million borrowing base will not be reduced upon closing of the Company’s previously announced agreement to sell its Bakken assets.

Mark Lumpkin, Jr., Executive Vice President & Chief Financial Officer commented, “The increase in the borrowing base of our Credit Facility reflects the results the Company is achieving through our continuous drilling program in the Midland Basin.  We expect to enter 2018 with low leverage and strong liquidity, positioning Earthstone to grow our asset base both through the drill bit and through acquisitions.  We appreciate the continued support of our lenders.”

About Earthstone Energy, Inc.

Earthstone Energy, Inc. is a growth-oriented, independent energy company engaged in developing and operating oil and gas properties.  The Company’s primary assets are located in the Midland Basin of west Texas and the Eagle Ford trend of south Texas.  Earthstone is listed on NYSE under the symbol “ESTE.”  For more information, visit the Company’s website at www.earthstoneenergy.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as “expects,” “believes,” “intends,” “anticipates,” “plans,” “estimates,” “potential,” “possible,” or “probable” or statements that certain actions, events or results “may,” “will,” “should,” or “could” be taken, occur or be achieved. Forward-looking statements are based on current expectations and assumptions and analyses made by Earthstone and its management in light of experience and perception of historical trends, current conditions and expected future developments, as well as other factors appropriate under the circumstances that involve various risks and uncertainties that could cause actual results to differ materially from those reflected in the statements. These risks include, but are not limited to, those set forth in Earthstone’s annual report on Form 10-K/A for the year ended December 31, 2016, quarterly reports on Form 10-Q, recent current reports on Form 8-K and Form 8-K/A, and other Securities and Exchange Commission filings. Earthstone undertakes no obligation to revise or update publicly any forward-looking statements except as required by law.

Contact

Mark Lumpkin, Jr.

Executive Vice President – Chief Financial Officer

Earthstone Energy, Inc.

1400 Woodloch Forest Drive, Suite 300

The Woodlands, TX 77380

281-298-4246

mark.lumpkin@earthstoneenergy.com

Scott Thelander

Director of Finance

Earthstone Energy, Inc.

1400 Woodloch Forest Drive, Suite 300

The Woodlands, TX 77380

281-298-4246

scott@earthstoneenergy.com